EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

NETWORK-1 REPORTS SECOND QUARTER RESULTS

New York, New York August 13, 2018 - Network-1 Technologies, Inc. (NYSE American: NTIP) today announced financial results for the quarter ended June 30, 2018.

Network-1 had revenue of $471,000 and $19,934,000 for the three and six months ended June 30, 2018, respectively, as compared to revenue of $4,862,000 and $11,083,000 for the three and six months ended June 30, 2017, respectively.  The decrease in revenue of $4,391,000 for the three months ended June 30, 2018 was primarily due to several of Network-1's largest licensees ceasing to make royalty payments to Network-1 in late November 2017 and January 2018 as a result of the November 2017 jury verdict in Network-1's trial with Hewlett-Packard which found certain claims of Network-1's Remote Power Patent invalid and not infringed by Hewlett-Packard (the "HP Jury Verdict").  The increase in revenue of $8,851,000 for the six months ended June 30, 2018 was primarily due to revenue from a fully-paid license related to Network-1's patent litigation settlement with Juniper Networks, Inc. of $12,700,000 and $6,320,000 of revenue from sale of the Avaya unsecured claim.  Excluding revenue from the fully-paid license with Juniper and sale of the Avaya unsecured claim, revenue from Network-1's royalty bearing licenses for the six months ended June 30, 2018 was $914,000 as compared to $8,783,000 for the six months ended June 30, 2017.  The decrease in such royalty bearing revenue was due primarily to several of Network-1's largest licensees ceasing to make royalty payments as a result of the HP Jury Verdict.

Network-1 had an operating loss of $(1,004,000) for the three months ended June 30, 2018 compared with operating income of $2,337,000 for the three months ended June 30, 2017.  The decreased operating income of $3,341,000 for the three months ended June 30, 2018 was primarily due to the loss of operating income associated with several of Network-1's largest licensees ceasing to make royalty payments as a result of the HP Jury Verdict and revenue of $2,300,000 for the three months ended June 30, 2017 from Network-1's fully-paid license with Alcatel related to a patent litigation settlement.

Network-1 had operating income of $9,879,000 for the six months ended June 30, 2018 compared with operating income of $5,590,000 for the six months ended June 30, 2017.  The increased operating income of $4,289,000 for the six months ended June 30, 2018 was due to operating income associated with increased revenue of $8,851,000 primarily from Network-1's fully-paid license with Juniper and the sale of its Avaya unsecured claim, less related costs.

Network-1 realized a net loss of $(564,000) or $(0.02) per share (basic and diluted) for the three months ended June 30, 2018 compared with net income of $1,544,000 or $0.06 per share (basic and diluted) for the three months ended June 30, 2017.  The decrease in net income of $2,108,000 was primarily due to the loss of net income associated with several of Network-1's largest licensees ceasing to make royalty payments as a result of the HP Jury Verdict and net income for the three months ended June 30, 2017 associated with revenue of $2,300,000 from a fully-paid license with Alcatel.

Network-1 realized net income of $8,037,000 or $0.34 per share (basic) and $0.31 per share (diluted) for the six months ended June 30, 2018 compared with net income of $3,812,000 or $0.16 per share (basic) and $0.14 per share (diluted) for the six months ended June 30, 2017.  The increase in net income of $4,225,000 was primarily due to income associated with increased revenue of $8,851,000 from Network-1's fully-paid license with Juniper and from the sale of its Avaya unsecured claim, less related costs.

At June 30, 2018, Network-1 had cash and cash equivalents and other investments of $59,956,000 and working capital of $58,064,000. Network-1 believes based on its current cash position it will have sufficient cash to fund its operations for the foreseeable future.

Since inception of its Share Repurchase Program in August 2011 through June 30, 2018, Network-1 repurchased an aggregate of 8,031,909 shares of its common stock under its Share Repurchase Program at an average price of $1.85 per share or an aggregate cost of approximately $14,821,216 (exclusive of commissions).  During the three months ended June 30, 2018, Network-1 repurchased 302,363 shares of its common stock at an aggregate cost of $880,277 (exclusive of commissions) or an average per share price of $2.91.  During the six months ended June 30, 2018 Network-1 repurchased 456,356 shares of its common stock at an aggregate cost of $1,276,208 (exclusive of commissions) or an aggregate per share price of $2.80.

Network-1 has a dividend policy providing for the payment of a regular semi-annual dividend of $0.05 per common share ($0.10 per common share annually).  Network-1 anticipates paying the semi-annual dividends in March and September of each year.  It is anticipated that the semi-annual regular dividend will continue to be paid through March 2020 (the expiration of Network-1's Remote Power Patent) provided that Network-1 continues to receive royalties from licensees of its Remote Power Patent.  On February 9, 2018, the Board of Directors of Network-1 declared a semi-annual cash dividend of $.05 per common share which was paid on March 23, 2018 to all common stockholders of record as of March 9, 2018.  On July 25, 2018, the Board of Directors of Network-1 declared a semi-annual cash dividend of $0.05 per common share with a payment date of September 20, 2018 to all common stockholders of record as of September 4, 2018.  However, if Network-1 is unable to overturn the HP Jury Verdict, or there is not an arbitration ruling that the HP Jury Verdict finding of non-infringement does not apply to certain licensees of the Remote Power Patent, the Network-1 Board of Directors may decide to modify or discontinue semi-annual cash dividends of $0.05 per common stock.

In May 2017, Network-1's wholly-owned subsidiary, Mirror Worlds Technologies, LLC, initiated patent litigation against Facebook, Inc. in United States District Court for the Southern District of New York for infringement of U.S. Patent No. 6,006,227, U.S. Patent No. 7,865,538 and U.S. Patent No. 8,255,439, patents within Network-1's Mirror Worlds Patent Portfolio.  The lawsuit alleges that the aforementioned patents are infringed by Facebook's core technologies that enable Facebook's Newsfeed and Timeline features.  The lawsuit further alleges that Facebook's unauthorized use of the stream based solutions of the asserted patents has helped Facebook become the most popular social networking site in the world.  On August 11, 2018, the Court granted summary judgement of non-infringement in favor of Facebook.  Network-1 strongly disagrees with the Court's decision and is evaluating its alternatives, including an appeal to the United States District Court of Appeals for the Federal Circuit.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns fifty-five (55) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems, the identification of media content, and the Internet of Things (IoT) and Machine to Machine industries and next generation consumer mobile technologies. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize its Cox Patent Portfolio, Mirror Worlds Patent Portfolio as well as its M2M/IOT Patent Portfolio.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $141,000,000 from May 2007 through June 30, 2018.  Since the acquisition of its Mirror Worlds Patent Portfolio in May 2013, Network-1 has achieved licensing and other revenue of $47,150,000 through June 30, 2018 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission, including, among others, the material adverse effect on Network-1's business, results of operation and cash-flow if the District Court issues an order confirming the HP Jury Verdict finding certain claims of the Remote Power Patent obvious (invalid) and not infringed by Hewlett-Packard and Network-1 is unable to overturn the District Court order on appeal to the Federal Circuit, the risk that Network-1 will not continue to receive material royalty revenue from licensees of its Remote Power Patent, the uncertainty of Network-1's revenue stream, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network‑1's ability to achieve revenue and profits from its Cox Patent Portfolio, its recently acquired M2M/IoT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

The condensed consolidated statements of operations and comprehensive income (loss) and condensed consolidated balance sheet are attached.

Network-1 Technologies, Inc.
Condensed Statements of Operations and Comprehensive Income (Loss)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

REVENUE	$471,000	$4,862,000	$19,934,000	$11,083,000

OPERATING EXPENSES:
Costs of revenue	133,000	1,583,000	7,392,000	3,375,000
Professional fees and related costs	586,000	215,000	1,104,000	620,000
General and administrative	462,000	440,000	969,000	924,000
Amortization of patents	69,000	50,000	139,000	100,000
Stock-based compensation	225,000	237,000	451,000	474,000

TOTAL OPERATING EXPENSES	1,475,000	2,525,000	10,055,000	5,493,000

OPERATING INCOME (LOSS)	(1,004,000)	2,337,000	9,879,000	5,590,000
OTHER INCOME:
Interest income, net	203,000	25,000	346,000	34,000

INCOME (LOSS) BEFORE INCOME TAXES	(801,000)	2,362,000	10,225,000	5,624,000

INCOME TAXES (BENEFIT):
Current	(237,000)	818,000	2,188,000	1,773,000
Deferred taxes, net	—	—	—	39,000
Total income taxes (benefit)	(237,000)	818,000	2,188,000	1,812,000

NET INCOME (LOSS)	$(564,000)	$1,544,000	$8,037,0000	$3,812,000

Net Income (Loss) Per Share
Basic	$(0.02)	$0.06	$0.34	$0.16
Diluted	$(0.02)	$0.06	$0.31	$0.14

Weighted average common shares outstanding:
Basic	23,713,827	24,285,803	23,760,163	24,202,788
Diluted	23,713,827	26,693,310	25,599,581	26,514,620

Cash dividends declared per share	—	—	$0.05	$0.05

NET INCOME (LOSS)	$(564,000)	$1,544,000	$8,037,000	$3,812,000

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized holding loss on securities available-for-sale arising during the period	(9,000)	2,000	(34,000)	1,000

COMPREHENSIVE INCOME (LOSS)	$(573,000)	$1,546,000	$8,003,000	$3,813,000

Condensed Consolidated Balance Sheet as of June 30, 2018 (Unaudited) Cash and cash equivalents and other investments	$59,956,000

Total current assets	$60,448,000

Total assets	$62,718,000

Total current liabilities	$2,384,000

Total long term liabilities	$-0-

Total stockholders' equity	$60,334,000